EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE:
----------------------


             CAS MEDICAL SYSTEMS, INC. REPORTS OPERATING RESULTS FOR
                       FIRST QUARTER ENDED MARCH 31, 2006

              - COMPANY TO HOST CONFERENCE CALL AT 10:00 A.M. EDT -

Branford, CT - May 3, 2006 - CAS Medical Systems, Inc. (NASDAQ: CASM) today announced financial results for the first quarter ended March 31, 2006.

Highlights for the quarter:

     o    Worldwide revenue, including Statcorp, increased 53 percent
     o    Worldwide revenue, excluding Statcorp, increased 18 percent
     o    Net income was $140,000 or $0.01 per diluted share
     o    Company confirms guidance for FY06
     o In March the Company signed a contract with Amerinet Inc., which will provide savings on its Neonatal Specialty Products to Amerinet members


FINANCIAL RESULTS
Revenues for the first quarter ended March 31, 2006 totaled $7.6 million, an increase of $2.7 million or 53 percent over the $4.9 million reported for the first quarter ended March 31, 2005. Included are sales of $1.7 million from Statcorp, Inc., acquired in May 2005. Revenues excluding Statcorp were $5.9 million, an increase of $1.0 million or 18 percent over the first quarter ended March 31, 2005. Revenues excluding Statcorp were led by a 22 percent increase in blood pressure product sales generated primarily from the Company's vital signs monitors.

On January 1, 2006, the Company adopted FASB No. 123R, "Share-Based Payment," which requires that all stock-based awards be recognized as expenses in the financial statements at the fair value of the award. As such, the Company recorded non-cash stock compensation charges of $134,000 in its operations for the quarter ended March 31, 2006.

Operating income for the first quarter ended March 31, 2006 was $334,000, including stock compensation charges of $134,000, compared to $520,000 for the same period last year and was affected by the following:

     o Increase in research and development ("R&D") expenses of $352,000 to $605,000 pertaining largely to the development of the Company's Near-Infrared Spectroscopy ("NIRS") monitoring device.
     o Reduction in gross profit as a percentage of revenues to 39 percent in the first quarter of 2006 from 45 percent for the same period of the prior year, primarily related to normally lower average gross margins on products sold by Statcorp and increased international sales as a percent of total revenues.
     o Reduction of $87,000 in expenses related to changes to the Company's retirement benefit plan made in 2005.
     o Operating expenses, including the effect of stock compensation charges, remained even with the first quarter of 2005 at 35 percent of revenues.

Net income for the three months ended March 31, 2006 was $140,000, or $0.01 per diluted common share, compared to net income of $352,000, or $0.03 per diluted share, for the three months ended March 31, 2005. Net income for the first quarter of 2006 was affected by $134,000 of stock compensation expense, not deductible for tax purposes. As such the Company's effective tax rate for 2006 approximates 48 percent compared to an effective rate of 32 percent for the first quarter of 2005.

MANAGEMENT DISCUSSION
"We are pleased to report continued favorable results for the first quarter of 2006", commented Louis P. Scheps, President, Chairman of the Board and CEO. "First quarter revenues, excluding the Statcorp portion of the business, are up 18 percent over the first quarter of 2005. Orders recorded for the quarter exceeded $8.4 million and we expect continued revenue growth as we move through the year. Sales of the Company's blood pressure related products continue to be strong and we look to expand on this with new sales and marketing initiatives into the markets served by our multi-parameter vital signs monitors."

Mr. Scheps added, "We remain excited about the launch of our new NIRS Cerebral Oximeter which is planned for the end of this year. Clinical data, recently presented at the Aortic Surgery Symposium in New York and the International Anesthesia Research Society in San Francisco, continues to support the utility of the product in what we believe to be an emerging marketplace. Our initial target market is for cardiac and other high risk surgeries where studies have suggested that reliable, real-time monitoring of absolute brain oxygenation could reduce adverse outcomes related to brain injury. As planned, we will invest heavily in both product development and commercialization of this exciting opportunity which will continue to impact our results from operations for this coming year. The Company continues to seek further patent protection for the innovative ideas behind the technology and has just filed a Phase IIb Small Business Innovative Research grant application with the National Institutes of Health for continued clinical research support."

2006 OUTLOOK
The Company re-affirms its anticipated revenues of between $32.5 million and $34 million, representing growth of 23 to 26 percent over 2005 revenues of $26.9 million. Earnings continue to be estimated at near break-even levels due to the Company's planned expenditures for the NIRS product launch scheduled for the end of 2006.

WEBCAST INFORMATION

CAS will host a conference call on Wednesday May 3, 2006 to discuss first quarter results at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet, and is accessible at the Company's website located at http://www.casmed.com.


Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. An online archive of the broadcast will be available within two hours of the end of the live call and archived on the website until June 3, 2006.

ABOUT CAS
Founded in 1984, CAS Medical Systems, Inc. is dedicated to the design and manufacture of innovative technologies and products vital to patient care in the most challenging clinical environments. Its current product lines include blood pressure measurement technology, vital signs monitoring equipment, blood pressure cuffs, apnea monitoring equipment and products for neonatal intensive care. With a reputation for the highest quality products available in the markets it serves, CAS products are used by clinicians worldwide.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

STATEMENTS INCLUDED IN THIS PRESS RELEASE, WHICH ARE NOT HISTORICAL IN NATURE, ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS RELATING TO THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY ARE SUBJECT TO MANY FACTORS INCLUDING, BUT NOT LIMITED TO, THE CUSTOMER ACCEPTANCE OF THE PRODUCTS IN THE MARKET, THE INTRODUCTION OF COMPETITIVE PRODUCTS AND PRODUCT DEVELOPMENT, COMMERCIALIZATION AND TECHNOLOGICAL DIFFICULTIES, AND OTHER RISKS DETAILED IN THE COMPANY'S MOST RECENT FORM 10-KSB AND OTHER SECURITIES AND EXCHANGE COMMISSION FILINGS.

SUCH STATEMENTS ARE BASED UPON THE CURRENT BELIEFS AND EXPECTATIONS OF THE COMPANY'S MANAGEMENT AND ARE SUBJECT TO SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS PRESS RELEASE THE TERMS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," "MAY," "OBJECTIVE," "PLAN," "POSSIBLE," "POTENTIAL," "PROJECT," "WILL" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE MADE AS OF THE DATE HEREOF, AND WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF FUTURE EVENTS, NEW INFORMATION OR OTHERWISE.


COMPANY CONTACTS:
CAS Medical Systems, Inc.
Jeffery Baird, CFO
203-488-6056
ir@casmed.com

Financial Dynamics
John Capodanno
212-850-5705
jcapodanno@fd-us.com

                            CAS MEDICAL SYSTEMS, INC.
                              STATEMENTS OF INCOME
                                   (Unaudited)



                                                 THREE MONTHS       THREE MONTHS
                                                     ENDED              ENDED
                                                   MARCH 31,          MARCH 31,
                                                     2006               2005
                                                 ------------       ------------

Revenues                                         $  7,556,685       $  4,948,511

Costs and Expenses:
  Cost of Products Sold                             4,604,237          2,703,191
  Research and Development                            604,876            252,750
  Selling, General and Administrative               2,013,482          1,472,218
                                                 ------------       ------------
                                                    7,222,595          4,428,159

                                                 ------------       ------------
Operating Income                                      334,090            520,352

  Interest Expense                                     64,370              2,945

                                                 ------------       ------------
Pre-tax Income                                        269,720            517,407

  Income Taxes                                        129,465            165,500

                                                 ------------       ------------
Net Income                                       $    140,255       $    351,907
                                                 ============       ============


EARNINGS PER COMMON SHARE:

    Basic                                        $       0.01       $       0.04

    Diluted                                      $       0.01       $       0.03

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING:

    Basic                                          10,248,942          9,889,662

    Diluted                                        12,139,621         11,435,494

                            CAS MEDICAL SYSTEMS, INC.
                                 BALANCE SHEETS
                                   (UNAUDITED)



                                                   MARCH 31,       DECEMBER 31,
                                                     2006              2005
                                                 ------------      ------------

Cash and cash equivalents                        $  1,289,625      $  1,892,584
Accounts receivable                                 3,895,766         3,218,963
Inventories                                         5,518,908         5,592,807
Deferred income taxes                                 318,262           318,262
Other current assets                                  403,789           494,182
                                                 ------------      ------------

  Total current assets                             11,426,350        11,516,798

Property, plant, and equipment                      6,029,918         5,817,616
Less accumulated depreciation                      (3,192,240)       (3,080,160)
                                                 ------------      ------------
                                                    2,837,678         2,737,456

Intangible and other assets, net                      326,281           360,186
Goodwill                                            3,079,021         3,079,021
Deferred income taxes                                 224,620           224,620

                                                 ------------      ------------
  Total assets                                   $ 17,893,950      $ 17,918,081
                                                 ============      ============


Current portion of long-term debt                $    582,682      $    574,115
Notes payable                                         103,180           206,359
Accounts payable                                    2,237,295         2,167,396
Income taxes payable                                   39,275            18,999
Accrued expenses                                      736,426         1,068,035
                                                 ------------      ------------

  Total current liabilities                         3,698,858         4,034,904

Long-term debt, less current portion                4,266,536         4,416,202

Retirement benefit obligation                         262,185           349,567

Common stock                                           41,723            40,456
Common stock held in treasury, at cost               (101,480)         (101,480)
Additional paid-in capital                          3,584,352         3,176,911
Retained earnings                                   6,141,776         6,001,521
                                                 ------------      ------------

Stockholders' equity                                9,666,371         9,117,408

                                                 ------------      ------------
Total liabilities & equity                       $ 17,893,950      $ 17,918,081
                                                 ============      ============